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                                                                 Exhibit 10.10




                                 Amendment Five
                                     to the
                           Burlington Resources Inc.
                            Retirement Savings Plan

Whereas, Burlington Resources Inc. (the "Company") maintains the Burlington Resources Inc. Retirement Savings Plan (the "Plan"), as adopted effective as of January 1, 1990, which has been previously amended on four occasions;

Whereas, the Company desires to amend the Plan's hardship withdrawal provisions to adopt the "safe harbor" provisions for "distributions deemed to be on account of an immediate and heavy financial need" and "distributions deemed necessary to satisfy financial need," as set forth in Treas. Reg. section 1.401(k)-1(d)(2)(iv)(A) and (B); and

Whereas, section 12.1 of the Plan provides that the Company may amend the Plan from time to time.

Now, therefore, in accordance with the provisions of such section 12.1, the Plan is hereby amended as follows:

1. Subsections (a), (d), (e), (f) and (g) of section 7.7 of the Plan are hereby deleted and replaced with the following subsections:

                 (a) Any Participant or inactive Participant shall be permitted to make a cash withdrawal, in any whole percentage increment or dollar amount, of up to one hundred percent (100%) of the unwithdrawn amount in his or her Basic Account (excluding any earnings arising after 1988 on before-tax Basic Contributions, Flex Contributions, and other similar Code section 401(k) deferrals that may have been transferred directly to this Plan from an Other Plan), his Supplemental Account, his Company Match Account, his Rollover Account, and his ESOP Rollover Account if such withdrawal is made on account of the Participant's hardship. A distribution is made on account of hardship only if the distribution both is made on account of an immediate and heavy financial need of a Participant and is necessary to satisfy the financial need. The determination of the existence of an immediate and heavy financial need and the amount necessary to meet the need shall be made in accordance with the standards set forth in this section 7.7.


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                 (d)   A hardship withdrawal shall be deemed to be made on
                       account of an immediate and heavy financial need of a Participant only if the Participant represents in writing, in any manner prescribed by the Committee, that he requires the distribution to meet an immediate and heavy financial need which falls under one of the following categories:
                       (1) Expenses for medical care (described in Code section 213(d) previously incurred by the Participant, the Participant's spouse, or any of the Participant's dependents (as defined in Code section 152) or necessary for these persons to obtain such medical care;
                       (2) Costs directly related to the purchase of a principal residence for the Participant (excluding mortgage payments);
                       (3) Payment of tuition, related educational fees, and room and board expenses (which shall not include, among other things, books and wearing apparel), for the next twelve (12) months of post-secondary education for the Participant, or the Participant's spouse, children, or dependents (as defined in Code section 152);
                       (4) Payments necessary to prevent the eviction of the Participant from the Participant's principal residence or foreclosure on the mortgage on that residence;
                       (5) Payment of funeral expenses for the Participant's spouse, child or dependent (as defined in Code section 152); or
                       (6) Any other financial need specifically listed by the U.S. Secretary of the Treasury or the Commissioner of Internal Revenue in Income Tax Regulations or revenue rulings, notices or other documents of general applicability of the U.S. Department of the Treasury or the Internal Revenue Service that would allow the Plan to make hardship distributions.

                 (e) A hardship withdrawal shall be deemed necessary to satisfy an immediate and heavy financial need of a Participant only if all of the following requirements are satisfied:
                       (1) The hardship distribution is not in excess of the amount of the immediate and heavy financial need of the Participant. The amount of the immediate and heavy financial need may include any amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the distribution.




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                       (2)   The Participant has obtained all distributions,
                             other than hardship distributions, and all non-taxable (at the time of the loan) loans currently available under the Plan and under all other plans maintained by the Company or an Affiliate.
                       (3) The Participant's Basic Contributions under the Plan and similar elective contributions and employee contributions under all other qualified and nonqualified plans of deferred compensation (including stock option, stock purchase and similar plans) maintained by the Company or an Affiliate shall be suspended for at least twelve months after receipt of the hardship distribution. To the extent that any other such plan or plans maintained by the Company or an Affiliate, in which the Participant participates during such twelve-month period, do not provide for such a twelve-month suspension of contributions, the Participant shall be required to agree, in writing, in any manner specified by the Committee, not to make any elective contributions or employee contributions under any such plans for at least the duration of such twelve-month period.
                       (4) The Participant's Basic Contributions, together with any other elective contributions of the Participant under the Plan and all other plans maintained by the Company and/or an Affiliate, for the Participant's taxable year immediately following the year of the Participant's hardship withdrawal shall not exceed the applicable limit under Code section 402(g) for that year, less the amount of the Participant's elective contributions for the year of the hardship withdrawal.

                 (f) The Committee shall not approve a hardship withdrawal for any reason unless such withdrawal complies with any applicable Treasury regulations. In addition, hardship withdrawals shall be limited to prevent the distribution of earnings arising after 1988 on before-tax Basic Contributions and Flex Contributions, and also to prevent the distribution of Company Matching Contributions and the earnings thereon to the extent necessary to satisfy the withdrawal restrictions of Code section 401(k)(2)(B) in the event that such Company Matching Contributions are used to satisfy the average deferral percentage test of section 4.11.




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                 (g)   Amounts that are withdrawn pursuant to this section 7.7
                       may not be subsequently repaid to the Plan.

2. Except as amended herein, the terms of the Plan as in effect prior to this amendment shall continue unchanged.

3.               This Amendment Five shall be effective as of February 1, 1997.

In Witness Whereof, the authorized officers of the Company have signed this document and have affixed the corporate seal on February 3, 1997, but effective as of February 1, 1997.


                                        BURLINGTON RESOURCES INC.


ATTEST:
                                        By /s/ Bobby S. Shackouls
                                          _____________________________________

                                          Its  President and CEO
                                              _________________________________
By /s/ William B. Usher
  _____________________________________

  Its  Vice President HR &                            (Corporate Seal)
     __________________________________

          Administration


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